CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
JCP GNW	$1,880,000 $10,216,000	$242.14 $1,315.82

Pricing Supplement No. 1,558 Registration Statement No. 333-178081 Dated August 8, 2014 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Airbag Autocallable Yield Optimization Notes
$1,880,000 Linked to the Common Stock of J. C. Penney Company, Inc. due August 13, 2015
$10,216,000 Linked to the Class A Common Stock of Genworth Financial, Inc. due August 13, 2015
Principal at Risk Securities
Investment Description
This pricing supplement describes two separate offerings of Airbag Autocallable Yield Optimization Notes (each, the “Notes”), each of which is an unsecured and unsubordinated debt obligation of Morgan Stanley (the “Issuer”) and provides returns based on the performance of the shares (each, the “Underlying Shares”) of a specific issuer of Underlying Shares (each, the “Underlying Issuer”).  Morgan Stanley will pay you a Monthly Coupon regardless of the performance of the applicable Underlying Shares unless the Notes have been previously automatically called.  Morgan Stanley will automatically call the Notes early if the Observation Date Closing Price on any quarterly Observation Date is equal to or greater than the applicable Initial Price.  If the Notes are called, Morgan Stanley will pay the principal amount plus the related Monthly Coupon, and no further amounts will be owed to you.  If the Notes are not called prior to maturity and the Final Price (as may be adjusted) is equal to or greater than the Conversion Price, Morgan Stanley will make a cash payment to you at maturity equal to the principal amount of your Notes.  However, if the Final Price is less than the Conversion Price, for each Note you hold at maturity, Morgan Stanley will pay you the Monthly Coupon with respect to the Maturity Date and deliver to you a number of shares of the Underlying Shares equal to the product of (i) the Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Observation Date (the “Share Delivery Amount”).  The value of these shares the investor receives at maturity will be less than, and potentially substantially less than, the Principal Amount and could be zero, and you may lose a substantial amount or all of your initial investment.  The Notes may be appropriate for investors who seek an opportunity for enhanced income in exchange for the risk of receiving shares of the Underlying Shares at maturity that will be worth less than the Principal Amount and could be worth zero.  Your return will be solely the Monthly Coupons and you will not participate in any appreciation in the Underlying Shares during the term of the Notes.  Generally, the higher the Coupon Rate on the Notes, the greater the risk of loss on those Notes.  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount.  The Conversion Price is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity.  If you are able to sell the Notes prior to maturity, you may receive substantially less than the principal amount even if the price of the Underlying Shares is greater than the Conversion Price at the time of sale.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Features	Key Dates
❑  Monthly Coupon:  Regardless of the performance of the applicable Underlying Shares, Morgan Stanley will pay you a Monthly Coupon unless the Notes have been previously automatically called.  In exchange for receiving Monthly Coupons on the Notes, you are accepting the risk of receiving shares of the applicable Underlying Shares per Note at maturity that are worth less than your principal amount.
❑  Automatically Callable: Morgan Stanley will automatically call the Notes and pay you the principal amount plus the Monthly Coupon otherwise due for the quarterly Observation Date if the Observation Date Closing Price on any quarterly Observation Date is equal to or greater than the Initial Price, and no further payments will be made on the Notes.  If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑  Contingent Downside Market Exposure Below the Conversion Price; Physical Settlement: If the Notes have not been called and the Final Price is greater than or equal to the Conversion Price, Morgan Stanley will repay the full Principal Amount at maturity.  However, if the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of shares of the Underlying Shares per Note equal to the Share Delivery Amount, which will be worth less than the Principal Amount and could be worth zero.  The Notes provide the potential for reduced downside exposure to the Underlying Shares.  The Conversion Price is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity; if you are able to sell the Notes prior to maturity, you may receive substantially less than the Principal Amount even if the Closing Price of the Underlying Shares is above the Conversion Price at the time of sale.  Any payment on the Notes, including any repayment of principal or obligation to deliver the Underlying Shares, is subject to the creditworthiness of Morgan Stanley.
Trade Date Settlement Date Observation Dates Final Observation Date* Maturity Date*
 August 8, 2014
August 13, 2014
                                                      (3 business days after the Trade Date).
                              See “Supplemental Plan of Distribution;  Conflicts of
                              Interest” on page 26 for details.
Quarterly.
See “Observation Dates and Call Settlement Dates”
       on page 6 for details.
August 10, 2015
August 13, 2015

* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Observation Dates” below.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS.  THE NOTES DO NOT GUARANTEE THE REPAYMENT OF ANY PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING SHARES.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.
Note Offering
This pricing supplement relates to two separate Note offerings, each of which is linked to different Underlying Shares. Each has a different Coupon Rate, Initial Price, and Conversion Price.  The performance of each Note offering will not depend on the performance of any other Note offering. The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.
Underlying Shares	Coupon Rate*	Initial Price	Conversion Price	CUSIP	ISIN
Common Stock of J. C. Penney Company, Inc. (JCP)	9.90% per annum	$9.37	$6.56, which is approximately 70% of the Initial Price	61758S344	US61758S3444
Class A Common Stock of Genworth Financial, Inc. (GNW)	8.40% per annum	$12.91	$10.97, which is approximately 85% of the Initial Price	61758S351	US61758S3519
* The Monthly Coupon will be a fixed amount based on equal monthly installments at the Coupon Rate.  See “Monthly Coupon” below.  The actual total coupon payable will depend on the duration of the Notes.
See “Additional Information about Morgan Stanley and the Notes” on page 2. The Notes will have the terms set forth in the accompanying prospectus and prospectus supplement and this pricing supplement.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Estimated value on the Trade Date	Price to Public		Underwriting Discount(1)		Proceeds to Morgan Stanley(2)
Offering of Notes	See “Additional Information about Morgan Stanley and the Notes” on page 2.	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of J. C. Penney Company, Inc.	$973.20 per Note	$1,880,000	$1,000	$28,200	$15	$1,851,800	$985
Class A Common Stock of Genworth Financial, Inc.	$980.20 per Note	$10,216,000	$1,000	$153,240	$15	$10,062,760	$985
(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $15 for each Note it sells.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 26 of this pricing supplement.
(2)  See “Use of Proceeds and Hedging” on page 25.
The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 26 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Notes

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offerings to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to these offerings that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Notes” refers to the Airbag Autocallable Yield Optimization Notes that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated November 21, 2011 and the Morgan Stanley prospectus supplement for auto-callable securities dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying prospectus supplement or in the accompanying prospectus, the terms described in this pricing supplement will prevail.

The Issue Price of each Note is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Trade Date is less than $1,000.  We estimate that the value of each Note on the Trade Date is as set forth in the below table.

Offering of Notes	Estimated value on the Trade Date
Linked to Common Stock of J. C. Penney Company, Inc.	$973.20 per Note
Linked to Class A Common Stock of Genworth Financial, Inc.	$980.20 per Note

What goes into the estimated value on the Trade Date?

In valuing the Notes on the Trade Date, we take into account that the Notes comprise both a debt component and a performance-based component linked to the Underlying Shares.  The estimated value of the Notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Notes?

In determining the economic terms of the Notes, including the Coupon Rate and the Conversion Price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Notes?

The price at which MS & Co. purchases the Notes in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for each offering of Notes described in this document, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Notes, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Underlying Shares if the Final Price is below the Conversion Price.

t You believe the Final Price of the Underlying Shares is not likely to be below the Conversion Price, and, if it is, you understand that you will not receive a cash payment at maturity and instead can tolerate receiving shares of the Underlying Shares at maturity worth less than your Principal Amount or that may have no value at all.

t You believe the Underlying Shares will close at or above the Initial Price on one of the specified Observation Dates.

t You understand and accept that you will not participate in any appreciation in the price of the Underlying Shares over the term of the Notes and that your potential return is limited to the Monthly Coupons.

t You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t You are willing to invest in the Notes based on the Coupon Rate specified on the cover hereof.

t You are willing to forgo dividends paid on the Underlying Shares.

t You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, as set forth on the cover of this pricing supplement.

t You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Notes.

t You are willing to assume the credit risk of Morgan Stanley for all payments under the Notes, and understand that if Morgan Stanley defaults on its obligations you may not receive any amounts due to you and could lose your entire investment.

t You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the full downside market risk of an investment in the Underlying Shares.

t You require an investment designed to provide a full return of principal at maturity.

t You require a cash payment at maturity and are not willing to accept delivery of the shares of the Underlying Shares if the Final Price is below the Conversion Price.

t You believe the Final Price of the Underlying Shares is likely to be below the Conversion Price, which could result in the delivery of Underlying Shares that may be worth less than the principal amount and could be worth zero.

t You seek an investment that participates in the full appreciation in the price of the Underlying Shares over the term of the Notes or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Shares.

t You are not willing to invest in the Notes based on the Coupon Rate specified on the cover hereof.

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You seek to receive the dividends paid on the Underlying Shares.

t You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t You are not willing to assume the credit risk of Morgan Stanley for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive.  Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.  You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Notes.

Final Terms
Issuer	Morgan Stanley
Issue Price	$1,000 per Note.
Underlying Shares
Common stock of J. C. Penney Company, Inc.
Class A common stock of Genworth Financial, Inc.

This pricing supplement describes two separate offerings of Notes, each of which provides returns based on the performance of the Underlying Shares of a specific Underlying Issuer.

Principal Amount	$1,000 per Note
Term	1 year, unless earlier called
Automatic Call Feature
The Notes will be called automatically if the Observation Date Closing Price on any Observation Date is equal to or greater than the Initial Price.

If the Notes are called, Morgan Stanley will pay you the Principal Amount on the Call Settlement Date related to such Observation Date plus the Monthly Coupon otherwise due on the related Coupon Payment Date, and no further payments will be made on the Notes.

Monthly Coupon
A Monthly Coupon will be paid on each Coupon Payment Date (unless earlier called).  Each Monthly Coupon will be a fixed amount.  The table below sets forth the Monthly Coupon amounts for each Note that will be payable on each Coupon Payment Date.

Monthly Coupon (per Note)
	J. C. Penney Company, Inc.	$8.25
	Genworth Financial, Inc.	$7.00
Coupon Rate
The Coupon Rate is (i) 9.90% per annum for Notes linked to the common stock of J. C. Penney Company, Inc. and (ii) 8.40% per annum for Notes linked to the class A common stock of Genworth Financial, Inc.

Observation Dates	Quarterly. See “Observation Dates and Call Settlement Dates” on page 6 for details.
Final Observation Date	August 10, 2015, subject to postponement in the event of a Market Disruption Event or for non-Trading Days.
Call Settlement Dates	With respect to each Observation Date, as set forth under “Observation Dates and Call Settlement Dates” on page 6.
Coupon Payment Dates	Monthly. See “Coupon Payment Dates” on page 6 for details.
Payment at Maturity (per Note)
If the Notes are not automatically called, in addition to the Monthly Coupon otherwise due on the Maturity Date, Morgan Stanley will make a cash payment or deliver a number of shares of the Underlying Shares at maturity based on the performance of the Underlying Shares during the term of the Notes.

If the Final Price is greater than or equal to the Conversion Price, Morgan Stanley will pay you the $1,000 Principal Amount.

If the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you a number of Underlying Shares equal to the Share Delivery Amount*.

These shares will be worth less than the Principal Amount as of the Final Observation Date and could be worth zero.

Observation Date Closing Price	The Closing Price of one share of the Underlying Shares on any Observation Date other than the Final Observation Date times the Adjustment Factor on such date.

Initial Price	The Closing Price of the Underlying Shares on the Trade Date, as specified on the cover hereof.
Final Price	The Closing Price of the Underlying Shares on the Final Observation Date times the Adjustment Factor on such date.
Share Delivery Amount*	The product of (i) the number set forth in the table below, which is the Principal Amount of $1,000 divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Observation Date.
	Underlying Shares	Principal Amount divided by Conversion Price
	J. C. Penney Company, Inc.	152.4390
	Genworth Financial, Inc.	91.1577
Conversion Price	A percentage of the Initial Price of the Underlying Shares, as specified on the cover page of this pricing supplement.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares.
Record Date
The record date for each Monthly Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Monthly Coupon payable at maturity or upon automatic call shall be payable to whom the Payment at Maturity or the Principal Amount, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

* If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Observation Date) of any fractional shares of the Underlying Shares on a per-Note basis in lieu of delivering such fractional shares.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY RECEIVE SHARES OF THE UNDERLYING SHARES AT MATURITY WORTH LESS THAN YOUR PRINCIPAL AMOUNT AND MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.  ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates(1) and Call Settlement Dates(2)

Observation Dates	Call Settlement Dates or Maturity Date
11/10/2014	11/13/2014
2/11/2015	2/13/2015
5/11/2015	5/13/2015
8/10/2015 (the Final Observation Date)	8/13/2015 (the Maturity Date)

(1) Subject to postponement in the event of a Market Disruption Event or for non-Trading Days.  See “Postponement of Observation Dates” below.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Call Settlement Date or the scheduled Maturity Date, as applicable, such Call Settlement Date or the Maturity Date, as applicable, shall be postponed to the second Business Day following that Observation Date as postponed.

Coupon Payment Dates(3)

Coupon Payment Dates (unless earlier called)
9/15/2014
10/14/2014
11/13/2014
12/15/2014
1/13/2015
2/13/2015
3/13/2015
4/13/2015
5/13/2015
6/15/2015
7/13/2015
The Maturity Date

(3) If any Coupon Payment Date is not a Business Day, that Monthly Coupon, if any, will be made on the next succeeding Business Day.  If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the immediately succeeding scheduled Coupon Payment Date, such Coupon Payment Date shall be postponed to the second Business Day following that Observation Date as postponed.  No adjustment shall be made to any payment as a result of a postponement of a Coupon Payment Date.

Key Risks

An investment in the Notes involves significant risks.  Some of the risks that apply to the Notes are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and prospectus supplement.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Notes.

t
The Notes do not guarantee the return of any principal. The terms of the Notes differ from those of ordinary debt securities in that the Notes do not guarantee the return of any of the principal amount at maturity.  Instead, if the Notes have not been called prior to maturity and if the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Note equal to the Share Delivery Amount, which is the product of the (i) Principal Amount divided by the Conversion Price and (ii) the Adjustment Factor as of the Final Observation Date.  Therefore, based on the terms of these Notes, if the Final Price is less than the Conversion Price, the value of the Share Delivery Amount will decline on an increased basis relative to the decline of the Final Price below the Conversion Price.  For example, if the Conversion Price of an offering of Notes is 85% of the Initial Price, you will lose approximately 1.18% of your $1,000 Principal Amount at maturity for each additional 1% that the Final Price is less than the Conversion Price.  If you receive shares of the Underlying Shares at maturity, the value of those shares will be less than the Principal Amount as of the Final Observation Date and may have no value at all.  In addition, the price of the Underlying Shares may further decrease from the Final Observation Date to the Maturity Date.

t
Potential physical settlement. If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying Shares per Note equal to the Share Delivery Amount, which will be worth potentially substantially less than the Principal Amount and could be worth zero.

t
Investors will not participate in any appreciation in the price of the Underlying Shares.  Investors will not participate in any potential appreciation in the price of the Underlying Shares from the Initial Price to the Final Price, and the return on the Notes will be limited to the Monthly Coupon that is paid each month prior to maturity or an automatic call.  If called, the return on the Notes will be limited to the Monthly Coupons paid up to and including the Call Settlement Date regardless of the appreciation of the Underlying Shares, which could be significant, and you will not receive any further Monthly Coupons.  In addition, if the Notes are not called prior to maturity, you may be exposed to the full downside market risk of the Underlying Shares and lose some or all of your investment despite not being able to participate in any potential appreciation of the Underlying Shares.

t
You may incur a loss on your investment if you sell your Notes prior to maturity.  The Conversion Price is observed only on the Final Observation Date and the contingent downside market exposure applies only at maturity.  If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Share price is above the Conversion Price at that time.

t
Early redemption risk.  The term of your investment in the Notes may be limited to as short as approximately three months by the automatic call feature of the Notes.  If the Notes are called prior to maturity, you will not be able to receive any further Monthly Coupons for any future Coupon Payment Dates and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns.

t
Higher Coupon Rates are generally associated with higher volatility and therefore a greater risk of loss.  “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Shares.  The greater the volatility of the Underlying Shares, the more likely it is that the price of the Underlying Shares could close below the Conversion Price on the Final Observation Date.  This risk will generally be reflected in a higher Coupon Rate for the Notes.  However, while the Coupon Rate is set on the Trade Date, the Underlying Share’s volatility can change significantly over the term of the Notes, and may increase, but the Coupon Rate will not be adjusted.  The price of the Underlying Shares could fall sharply as of the Final Observation Date, which could result in a significant loss of your principal.

t
The Notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the Notes, including Monthly Coupons and any payments upon an automatic call or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Notes.

t
Market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Notes in the secondary market.  Although we expect that generally the closing price of the Underlying Shares on any day, including in relation to the Conversion Price, will affect the value of the Notes more than any other single factor, other factors that may influence the value of the Notes include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the Underlying Shares,

o	dividend rates on the Underlying Shares,

o	interest and yield rates in the market,

o	time remaining until the Notes mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or equities markets generally and which may affect the Final Price,

o	the occurrence of certain corporate events affecting the Underlying Shares that may or may not require an adjustment to the Adjustment Factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the Principal Amount per Note if you try to sell your Notes prior to maturity.

t
Investing in the Notes is not equivalent to investing in the Underlying Shares.  Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

t
No affiliation with the Underlying Issuer.  The Underlying Issuer is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Notes.  We have not made any due diligence inquiry with respect to the Underlying Issuer in connection with this offering.

t
We may engage in business with or involving the Underlying Issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the Underlying Issuer without regard to your interests and thus may acquire non-public information about the Underlying Issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underlying Issuer, which may or may not recommend that investors buy or hold the Underlying Shares.

t
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Notes in the Issue Price reduce the economic terms of the Notes, cause the estimated value of the Notes to be less than the Issue Price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Notes in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Notes in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Notes are not fully deducted upon issuance, for each offering of Notes described in this document, for a period of up to 5 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Notes in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t
The estimated value of the Notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Notes than those generated by others, including other dealers in the market, if they attempted to value the Notes.  In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Notes in the secondary market (if any exists) at any time. The value of your Notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “Market price influenced by many unpredictable factors” above.

t
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the Underlying Shares.  MS & Co., as Calculation Agent, will adjust the Closing Price of the Underlying Shares for the purpose of determining whether the Notes will be redeemed and the amount payable at maturity, in each case for certain corporate events affecting the Underlying Shares, such as stock splits and stock dividends, and certain other corporate actions involving the Underlying Issuer, such as mergers.  However, the Calculation Agent will not make an adjustment for every corporate event that can affect the Underlying Shares.  For example, the Calculation Agent is not required to make any adjustments if the Underlying Issuer or anyone else makes a partial tender or partial exchange offer for the Underlying Shares, nor will adjustments be made following the Final Observation Date.  If an event occurs that does not require the Calculation Agent to adjust the Closing Price, the market price of the Notes may be materially and adversely affected.

t
The Notes will not be listed on any securities exchange and secondary trading may be limited. The Notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Notes. MS & Co. may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Notes.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Notes (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares.  Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Price, and, as a result, could have increased the Conversion Price, which, if the Notes are not called prior to maturity, is the price at or above which the Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative price performance of the Underlying Shares at maturity.  Additionally, such hedging or trading activities during the term of the Notes could potentially affect the price of the Underlying Shares on the Observation Dates, and, accordingly, whether the Notes are automatically called prior to maturity, and, if the Notes are not called prior to maturity the payout to you at maturity, if any.

t
The Calculation Agent, which is a subsidiary of the issuer, will make determinations with respect to the Notes. As Calculation Agent, MS & Co. has determined the Initial Price and the Conversion Price, and will determine the Final Price, whether the Notes will be called following any Observation Date, whether a market disruption event has occurred, whether to make any adjustments to the Adjustment Factor and the payment that you will receive upon a call or at maturity, if any.  Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events and certain adjustments to the Adjustment Factor.  These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any.  For further information regarding these types of determinations, see “Additional Terms of the Notes—Calculation Agent,” “—Closing Price,” “—No Fractional Shares,” “—Market Disruption Events,” “—Postponement of Observation Dates,” “—Alternate Exchange Calculation in case of an Event of Default,” and “—Antidilution Adjustments” below. In addition, MS & Co. has determined the estimated value of the Notes on the Trade Date.

t
Uncertain Tax Treatment.  There is no direct legal authority as to the proper treatment of the Notes for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Notes are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Notes” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Notes.  We intend to treat a Note, under current law, as a unit consisting of (i) a Put Right (as defined below under “What Are the Tax Consequences of the Notes”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “What Are the Tax Consequences of the Notes”), in exchange for the underlying shares (and cash in lieu of a fractional share), and (ii) a Deposit with us of a fixed amount of cash to secure your obligation under the Put Right.  Alternative U.S. federal income tax treatments of the Notes are possible, and if the Internal Revenue Service (the “IRS”) were successful in asserting such an alternative tax treatment for the Notes the timing and the character of income on the Notes might differ significantly from the tax treatment described herein.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character and timing of income or loss (including whether the entire coupon on the Notes should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding and to the discussion under “What Are the Tax Consequences of the Notes” regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Notes to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Notes at Maturity

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for each Note are listed on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $1,000
t	Term: 1 year
t	Hypothetical Initial Price: $10.00
t	Hypothetical Coupon Rate: 7.20% per annum
t	Monthly Coupon: $6.00 per month
t	Observation Dates: Quarterly
t	Coupon Payment Dates: Monthly
t	Hypothetical Conversion Price: $8.50, which is 85% of the Hypothetical Initial Price
t	Hypothetical Adjustment Factor on the Final Observation Date: 1.0

Example 1 — Notes are Called on the First Observation Date

Date	Closing Price	Payment on Call Settlement Date or Maturity Date

First Observation Date	$11.00 (at or above Initial Price)	$1,000.00 + $6.00 Monthly Coupon

Monthly Coupons Previously Paid:	$12.00
Total Payments on the Notes:	$1,018.00 (1.80% return)

Since the Notes are called on the first Observation Date, Morgan Stanley will pay you a total of $1,006.00 per Note on the Call Settlement Date, reflecting your principal amount plus the applicable Monthly Coupon.  As the Notes are called on the first Observation Date, the term of your investment in the Notes is limited to approximately three months.  When added to the Monthly Coupon payments of $12.00 received on prior Coupon Payment Dates, Morgan Stanley will have paid you a total of $1,018.00 per Note for a 1.80% total return on the Notes.  No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Price of the Underlying Shares is at or above the Conversion Price

Date	Closing Price	Payment on Call Settlement Date or Maturity Date

First Observation Date	$9.00 (below Initial Price)	Not callable
Second Observation Date	$8.00 (below Initial Price)	Not callable
Third Observation Date	$8.50 (below Initial Price)	Not callable
Final Observation Date	$9.00 (At or above Conversion Price)	$1,000.00 + $6.00 Monthly Coupon

Monthly Coupons Previously Paid:	$66.00
Total Payments on the Notes:	$1,072.00 (7.20% return)

Since the Underlying Shares close above the Conversion Price on the Final Observation Date, Morgan Stanley will pay you a total of $1,006.00 per Note, reflecting your principal amount plus the applicable Monthly Coupon.  When added to the Monthly Coupon payments of $66.00 received on prior Coupon Payment Dates, Morgan Stanley will have paid you a total of $1,072.00 per Note for a 7.20% total return on the Notes.  No further amount will be owed to you under the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Underlying Shares is below the Conversion Price

Date	Closing Price	Payment on Call Settlement Date or Maturity Date

First Observation Date	$9.00 (below Initial Price)	Not callable
Second Observation Date	$8.00 (below Initial Price)	Not callable
Third Observation Date	$8.50 (below Initial Price)	Not callable
Final Observation Date	$4.00 (below Conversion Price)	Share Delivery Amount + $6.00 Monthly Coupon

Monthly Coupons Previously Paid:	$66.00
Total Payments on the Notes:	$72.00 and the Share Delivery Amount worth $470.59 as of the Final Observation Date

Because the Underlying Shares have declined by 60% and the Final Price is less than the Conversion Price, at maturity, for each $1,000 Principal Amount of Notes Morgan Stanley will not make a cash payment and instead will deliver to you a number of shares of the Underlying Shares equal to the Share Delivery Amount, with fractional shares paid in cash, calculated as follows:

Share Delivery Amount = ($1,000 / Conversion Price) × Adjustment Factor

= ($1,000 / $8.50) × 1.0

= 117.6471 shares per Note

As of the Final Observation Date, those shares would be worth $4.00 × 117 = $468.00, plus a cash payment for fractional shares based on the Closing Price of the Underlying Shares on the Final Observation Date of $4.00 x 0.6471 Underlying Shares = $2.59, reflecting a -52.94% return on the Principal Amount. If you receive the Share Delivery Amount at maturity, we will pay cash value (determined as of the Final Observation Date) of any fractional shares of the Underlying Shares on a per-Note basis in lieu of delivering such fractional shares.  When added to the Monthly Coupon payments of $66.00 received on prior Coupon Payment Dates, and the Monthly Coupon of $6.00 paid on the Maturity Date, Morgan Stanley will have paid you a total of $72.00 per Note and delivered the Share Delivery Amount worth $470.59, reflecting a total return of approximately -45.74%.

If the Final Price is less than the Conversion Price, you will receive at maturity a number of Underlying Shares that are worth less than the Principal Amount of the Notes and could be worth zero, with fractional shares paid in cash.

The Notes differ from ordinary debt securities in that, among other features, Morgan Stanley is not necessarily obligated to repay the full amount of your initial investment.  If the Notes are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Notes are not called and the Final Price is less than the Conversion Price, the value of the Underlying Shares you receive will be less than the Principal Amount as of the Final Observation Date and may have no value at all.  Any payment on the Notes, including any payment upon an automatic call, any Monthly Coupon or the Payment at Maturity, is dependent on the ability of Morgan Stanley to satisfy its obligations when they come due.  If Morgan Stanley is unable to meet its obligations, you may not receive any amounts due to you under the Notes.

Hypothetical Return at Maturity:  The table below shows hypothetical returns at maturity on the Notes assuming no Automatic Call has occurred prior to the Final Observation Date.  If the Notes are called, Morgan Stanley will pay you the Principal Amount on the Call Settlement Date related to such Observation Date plus the Monthly Coupon otherwise due on the related Coupon Payment Date and no further payments will be made on the Notes.

			Final Price is Greater Than or Equal To Conversion Price			Final Price Is Less Than Conversion Price
Underlying Shares Final Price	Return of the Underlying Shares	Aggregate Monthly Coupon Payments	Cash Payment at Maturity	Payment at Maturity + Aggregate Monthly Coupon Payments	Return on the Notes on the Maturity Date	Share Delivery Amount(1)	Value of the Share Delivery Amount as of the Final Observation Date(1)(2)	Value of the Share Delivery Amount + Aggregate Monthly Coupon Payments(1)(2)	Return on the Notes as of the Final Observation Date(2)
$20.00	100.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$19.00	90.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$18.00	80.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$17.00	70.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$16.00	60.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$15.00	50.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$14.00	40.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$13.00	30.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$12.00	20.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$11.00	10.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$10.50	5.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$10.00	0.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$9.50	-5.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$9.00	-10.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$8.50	-15.00%	$72.00	$1,000.00	$1,072.00	7.20%	N/A	N/A	N/A	N/A
$8.00	-20.00%	$72.00	N/A	N/A	N/A	117.6471	$941.18	$1,013.18	1.32%
$7.00	-30.00%	$72.00	N/A	N/A	N/A	117.6471	$823.53	$895.53	-10.45%
$6.00	-40.00%	$72.00	N/A	N/A	N/A	117.6471	$705.88	$777.88	-22.21%
$5.00	-50.00%	$72.00	N/A	N/A	N/A	117.6471	$588.24	$660.24	-33.98%
$4.00	-60.00%	$72.00	N/A	N/A	N/A	117.6471	$470.59	$542.59	-45.74%
$3.00	-70.00%	$72.00	N/A	N/A	N/A	117.6471	$352.94	$424.94	-57.51%
$2.00	-80.00%	$72.00	N/A	N/A	N/A	117.6471	$235.29	$307.29	-69.27%
$1.00	-90.00%	$72.00	N/A	N/A	N/A	117.6471	$117.65	$189.65	-81.04%
$0.00	-100.00%	$72.00	N/A	N/A	N/A	117.6471	$0.00	$72.00	-92.80%

(1)  If the Final Price is less than the Conversion Price, Morgan Stanley will deliver to you at maturity a number of Underlying Shares equal to the Share Delivery Amount.  If you receive the Share Delivery Amount at maturity, we will pay the cash value (determined as of the Final Valuation Date) of any fractional shares of the Underlying Shares on a per-Note basis in lieu of delivering such fractional shares.

(2)  The value of any Underlying Shares delivered at maturity are calculated based on the value of the Underlying Shares on the Final Valuation Date, and those shares may further depreciate from the Final Valuation Date to the Maturity Date resulting in a lower value of the Share Delivery Amount.

What Are the Tax Consequences of the Notes?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Notes.  This discussion applies only to initial investors in the Notes who:

t
purchase the Notes at their “issue price,” which will equal the first price at which a substantial amount of the Notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

t	will hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;
t	insurance companies;
t	certain dealers and traders in securities, commodities or foreign currencies;
t	investors holding the Notes as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
t	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
t	regulated investment companies;
t	real estate investment trusts;
t	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
t	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.  In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying shares should an investor receive the underlying shares at maturity.  Investors should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of the underlying shares and consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes.  We intend to treat a Note under current law, for all U.S. federal income tax purposes, as a unit consisting of the following:

 (i)   a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for the underlying shares (and cash in lieu of any fractional share); and

(ii)   a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation to purchase the underlying shares (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

Based on the treatment set forth above, we have determined that the Yield on the Deposit is 0.5561% per annum, paid monthly, and that the remaining portion of the coupon payments on the Notes is attributable to the premium on the Put Right (the “Put Premium”) as set forth below:

Underlying Shares	Coupon Rate	Yield on the Deposit	Put Premium
Common Stock of J. C. Penney Company, Inc. (JCP)	9.90% p.a.	0.5561% p.a.	9.3439% p.a.
Class A Common Stock of Genworth Financial, Inc. (GNW)	8.40% p.a.	0.5561% p.a.	7.8439% p.a.

We will allocate 100% of the issue price of the Notes to the Deposit and none to the Put Right.  Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours.  This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.  Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein.  In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the Notes described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

t	a citizen or individual resident of the United States;
t
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Notes

Assuming the treatment of the Notes and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Notes.  Under the characterization described above under “—General,” only a portion of the coupon payments on the Notes will be attributable to the Yield on the Deposit.  The remainder of the coupon payments will represent payments attributable to the Put Premium.  To the extent attributable to the Yield on the Deposit, coupon payments on the Notes will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

The Put Premium will not be taxable to a U.S. Holder upon receipt but will be accounted for as described below.

Tax Basis.  Based on our determination set forth above, the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price.  The determination of gain or loss with respect to the Put Right is described below.

Receipt of Stated Principal Amount in Cash upon Settlement of the Notes.  If a U.S. Holder receives the stated principal amount of a Note in cash (excluding cash attributable to coupon payments on the Note, which would be taxed as described above under “—Coupon Payments on the Notes”), the Put Right will be deemed to have expired unexercised.  In such case, a U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the Notes (including Put Premium received upon settlement) as short-term capital gain at such time.

Receipt of Underlying Shares upon Maturity of the Notes.  If a U.S. Holder receives the underlying shares (and cash in lieu of any fractional share), the Put Right will be deemed to have been exercised.  In such case, the U.S. Holder will not recognize any gain in respect of the Deposit.  In addition, the U.S. Holder will not recognize any income or gain in respect of the total Put Premium received (including Put Premium received at maturity) and will not recognize any gain or loss with respect to any underlying shares received. The U.S. Holder would have an aggregate tax basis in the underlying shares received (including any fractional share) equal to the Deposit less the total Put Premium received over the term of the Notes. A U.S. Holder’s holding period for any underlying shares received will start on the day after receipt. With respect to any cash received in lieu of a fractional share, a U.S. Holder will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share and the pro rata portion of the U.S. Holder’s aggregate adjusted tax basis in the underlying shares that is allocable to such fractional share.

Sale or Exchange of the Notes Prior to Settlement.  Upon the sale or exchange of a Note, a U.S. Holder will generally recognize short-term capital gain or loss with respect to the Put Right and will recognize short-term capital gain or loss with respect to the Deposit.  For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a Note (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “—Coupon Payments on the Notes”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange.  The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit.  The amount realized that is attributable to the Put Right, together with the total Put Premium received by the U.S. Holder over the term of the Note, will be treated as short-term capital gain.

If the value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange of the Note, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the Note equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right.  In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received by the U.S. Holder over the term of the Note, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to treat a Note as a debt instrument subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Notes or to the Deposit, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” based on our cost of borrowing.  Furthermore, if the Notes or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the Notes or the Deposit would generally be treated as ordinary income.

Even if the Contingent Debt Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Notes.  It is possible, for example, that a Note could be treated as constituting an “open transaction” with the result that the coupon payments on the Notes might not be accounted for separately as giving rise to income until the sale, exchange or retirement of the Notes.  Alternatively, the entire coupon on the Notes could be required to be included in income by a U.S. Holder at the time received or accrued.  Other alternative characterizations are also possible.  Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the Notes is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income).  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Notes and the payment of proceeds from a sale, exchange or other disposition of the Notes, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Notes and the payment of proceeds from a sale, exchange or other disposition of the Notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or
t	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or
t	a holder for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes.

General

Subject to the discussion below regarding FATCA, payments with respect to a Note, and gain realized on the sale, exchange or other disposition of such Note, should not be subject to U.S. federal income or withholding tax under current law, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding a Note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Notes

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Notes,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein.  Notwithstanding the possibility that an alternative treatment may apply to the Notes, we believe that the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of the Notes should be the same under current law as those described immediately above.

However, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Notes, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including the possible implications of the notice discussed above. Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Notes to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Notes may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Notes.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Notes as well as in connection with the proceeds from a sale, exchange or other disposition of the Notes.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described under “—General—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  Withholding (if applicable) applies to payments of U.S.-source FDAP income and, if made after December 31, 2016, to payments of gross proceeds of the sale or exchange (including retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends.  While the treatment of the Notes is unclear, you should assume that any coupon payment on the Notes will be treated in whole or in part as subject to the FATCA rules.  If withholding applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Notes.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Notes,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Notes.

Information About the Underlying Shares

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by the Underlying Issuers pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number listed below through the Securities and Exchange Commission’s website at www.sec.gov.  In addition, information regarding the Underlying Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the Notes offered hereby and does not relate to the Underlying Shares or other securities of any Underlying Issuer.  We have derived all disclosures contained in this document regarding the Underlying Shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Issuers.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Underlying Issuers is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Issuers could affect whether a Monthly Coupon is payable on any Coupon Payment Date, whether the Notes will be called following an Observation Date and/or the value received at maturity with respect to the Notes, and, therefore, the value of the Notes.

Included on the following pages is (i) a brief description of each Underlying Issuer, (ii) a table listing the published high and low Closing Prices and the end-of-quarter Closing Prices of the related Underlying Shares for each quarter in the period from January 1, 2008 through August 8, 2014, and (iii) a graph showing the daily Closing Prices for the same time period.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  Neither Morgan Stanley nor any of its affiliates makes any representation to you as to the performance of the Underlying Shares. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Shares on the Final Observation Date or during the term of the Notes. We make no representation as to the amount of dividends, if any, that each Underlying Issuer may pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

J. C. Penney Company, Inc.

J. C. Penney Company, Inc. operates department stores and a website that sells merchandise and services to consumers.  J. C. Penney Company, Inc.’s SEC file number is 001-15274.  The Closing Price of the common stock of J. C. Penney Company, Inc. on August 8, 2014 was $9.37.  J. C. Penney Company, Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “JCP.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	50.45	34.53	37.71
4/1/2008	6/30/2008	46.32	35.98	36.29
7/1/2008	9/30/2008	43.29	28.40	33.34
10/1/2008	12/31/2008	33.22	14.38	19.70
1/1/2009	3/31/2009	22.50	14.18	20.07
4/1/2009	6/30/2009	32.59	20.56	28.71
7/1/2009	9/30/2009	34.43	26.27	33.75
10/1/2009	12/31/2009	36.81	26.61	26.61
1/1/2010	3/31/2010	33.59	24.30	32.17
4/1/2010	6/30/2010	33.67	21.48	21.48
7/1/2010	9/30/2010	27.18	19.50	27.18
10/1/2010	12/31/2010	34.47	27.44	32.31
1/1/2011	3/31/2011	37.67	29.08	35.91
4/1/2011	6/30/2011	39.42	29.92	34.54
7/1/2011	9/30/2011	35.03	23.81	26.78
10/1/2011	12/31/2011	35.67	26.12	35.15
1/1/2012	3/31/2012	43.13	33.28	35.43
4/1/2012	6/30/2012	36.72	21.71	23.31
7/1/2012	9/30/2012	29.47	19.25	24.29
10/1/2012	12/31/2012	26.82	16.28	19.71
1/1/2013	3/31/2013	22.47	14.43	15.11
4/1/2013	6/30/2013	19.39	13.93	17.08
7/1/2013	9/30/2013	17.67	8.82	8.82
10/1/2013	12/31/2013	10.19	6.42	9.15
1/1/2014	3/31/2014	8.97	5.08	8.62
4/1/2014	6/30/2014	9.73	7.25	9.05
7/1/2014	8/8/2014*	9.63	8.55	9.37

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Genworth Financial, Inc.

Genworth Financial, Inc.  is a financial services company headquartered in Richmond, Virginia that provides insurance, investment and financial solutions.  Genworth Financial, Inc.‘s SEC file number is 001-32195.  The Closing Price of the class A common stock of Genworth Financial, Inc. on August 8, 2014 was $12.91.  Genworth Financial, Inc.’s class A common stock is listed on the New York Stock Exchange under the ticker symbol “GNW.”

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	24.82	20.59	22.64
4/1/2008	6/30/2008	24.34	17.81	17.81
7/1/2008	9/30/2008	17.84	5.00	8.61
10/1/2008	12/31/2008	7.60	0.90	2.83
1/1/2009	3/31/2009	3.17	0.84	1.90
4/1/2009	6/30/2009	7.10	1.96	6.99
7/1/2009	9/30/2009	13.34	5.32	11.95
10/1/2009	12/31/2009	12.12	8.69	11.35
1/1/2010	3/31/2010	18.34	12.05	18.34
4/1/2010	6/30/2010	18.96	13.07	13.07
7/1/2010	9/30/2010	15.79	10.59	12.22
10/1/2010	12/31/2010	13.51	11.29	13.14
1/1/2011	3/31/2011	14.31	12.42	13.46
4/1/2011	6/30/2011	13.54	9.89	10.28
7/1/2011	9/30/2011	10.68	4.92	5.74
10/1/2011	12/31/2011	7.19	5.13	6.55
1/1/2012	3/31/2012	9.54	6.75	8.32
4/1/2012	6/30/2012	8.38	4.88	5.66
7/1/2012	9/30/2012	6.12	4.12	5.23
10/1/2012	12/31/2012	7.51	5.13	7.51
1/1/2013	3/31/2013	10.51	7.90	10.00
4/1/2013	6/30/2013	11.41	9.10	11.41
7/1/2013	9/30/2013	13.40	11.62	12.79
10/1/2013	12/31/2013	15.63	12.62	15.53
1/1/2014	3/31/2014	18.00	14.30	17.73
4/1/2014	6/30/2014	18.60	15.98	17.40
7/1/2014	8/8/2014*	17.65	12.72	12.91

*
Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

Past performance is not indicative of future results.

Additional Terms of the Notes

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below.

Calculation Agent.  MS & Co. and its successors.  All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and Morgan Stanley.

All calculations related to determination with respect to the Payment at Maturity shall be made by the Calculation Agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the Notes, if any, shall be rounded to the nearest cent, with one-half cent rounded upward.

Closing Price.  The Closing Price for the Underlying Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day will be determined by the Calculation Agent and will mean:

(i) if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

(ii) if the Underlying Shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

(iii) if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.

Interest Period. Monthly.

No Fractional Shares.  At maturity, if the payment is to be made in shares of the Underlying Shares, Morgan Stanley will deliver the aggregate number of shares of the Underlying Shares on a per-Note basis due with respect to the Notes, but will pay cash in lieu of delivering any fractional share of the Underlying Shares in an amount equal to the corresponding fractional Closing Price of such fraction of a share of the Underlying Shares, as determined by the Calculation Agent as of the Final Observation Date.

Market Disruption Events.  Market Disruption Event means, with respect to the Underlying Shares (or any other security for which a trading price or closing price must be determined), the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on the Underlying Shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the Underlying Shares and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Observation Dates:  If a Market Disruption Event with respect to the Underlying Shares occurs on any scheduled Observation Date or if any such scheduled Observation Date is not a Trading Day, the Closing Price for such scheduled Observation Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred; provided that if a Market Disruption Event has occurred on each of the five consecutive Trading Days immediately succeeding such scheduled Observation Date, then (i) such fifth succeeding Trading Day shall be deemed to be the relevant Observation Date notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent shall determine the Observation Date Closing Price or the Final Price, as applicable, of the Underlying Shares on such fifth Trading Day based on the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of Call Settlement Dates and Maturity Date: If a scheduled Call Settlement Date or the scheduled Maturity Date is not a Business Day, then the Call Settlement Date or the Maturity Date, as applicable, will be the next succeeding Business Day.  If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Call Settlement Date or the Maturity Date, as applicable, such Call Settlement Date or the Maturity Date, as applicable, shall be postponed to the second Business Day following that Observation Date as postponed.

Postponement of Coupon Payment Dates:  If any Coupon Payment Date is not a Business Day, that Monthly Coupon, if any, will be made on the next succeeding Business Day.  If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the immediately succeeding scheduled Coupon Payment Date, such Coupon Payment Date shall be postponed to the second Business Day following that Observation Date as postponed.  No adjustment shall be made to any payment as a result of a postponement of a Coupon Payment Date.

Senior Security or Subordinated Security. Senior.

Trading Day:  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee.  The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Alternate Exchange Calculation in Case of an Event of Default:  If an Event of Default with respect to the Notes will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all the Issuer’s payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to the holder with respect to the Notes.  That cost will equal:

•   the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•   the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which is described below, the holder of the Notes and/or the Issuer may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, the Issuer will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•   no quotation of the kind referred to above is obtained, or

•   every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•  A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•  P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Book Entry Securities or Certificated Securities.  Book entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary.  The depositary’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the Notes, for distribution to participants in accordance with the depositary’s procedures.  For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Antidilution Adjustments.  The Adjustment Factor will be adjusted as follows:

1.  If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the then-current Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

2.  If the Underlying Shares are subject (i) to a stock dividend (issuance of additional Underlying Shares) that is given ratably to all holders of the Underlying Shares or (ii) to a distribution of the Underlying Shares as a result of the triggering of any provision of the corporate charter of the Underlying Issuer, then once the Underlying Shares are trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor will equal the then-current Adjustment Factor plus the product of (i) the number of shares issued with respect to one Underlying Share and (ii) the then-current Adjustment Factor.

3.  If the Underlying Issuer issues rights or warrants to all holders of the Underlying Shares to subscribe for or purchase the Underlying Shares at an exercise price per share less than the closing price of the Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor will be adjusted to equal the product of (i) the then-current Adjustment Factor and (ii) a fraction, the numerator of which will be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares which the aggregate offering price of the total number of Underlying Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4.  We are not required to make adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Underlying Shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to the Underlying Shares will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the Underlying Shares by an amount equal to at least 10% of the Closing Price of the Underlying Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the Underlying Shares on the primary U.S. organized securities exchange or trading system on which the Underlying Shares are traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend.  If an Extraordinary Dividend occurs with respect to the Underlying Shares, the Adjustment Factor will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then-current Adjustment Factor and (ii) a fraction, the numerator of which is the Closing Price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Shares will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Underlying Shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive.  A distribution on the Underlying Shares described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5.  If (i) there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Issuer, (ii) the Underlying Issuer or any surviving entity or subsequent surviving entity of the Underlying Issuer (a “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the Underlying Issuer or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the Underlying Issuer is liquidated, (v) the Underlying Issuer issues to all of its shareholders equity securities of an issuer other than the Underlying Issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding Underlying Shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an automatic call has occurred and the amount payable upon an automatic call or at maturity for each Note will be as follows:

Upon any Observation Date following the effective date of a Reorganization Event and prior to the Final Observation Date: If the Exchange Property Value (as defined below) is greater than or equal to the Initial Price, the Notes will be automatically redeemed for the Principal Amount and the Monthly Coupon otherwise due for the related Coupon Payment Date.

Upon the Final Observation Date, if the Notes have not previously been automatically called:

➢
if the Exchange Property Value (as defined below) on the Final Observation Date is greater than the Conversion Price, you will receive a cash payment of $1,000 per Note and the Monthly Coupon payable on the Maturity Date, or otherwise

➢
if the Exchange Property Value (as defined below) on the Final Observation Date is less than the Conversion Price, for each Note you hold you will receive the Monthly Coupon otherwise due on the Maturity Date and securities, cash or any other assets distributed to holders of the Underlying Shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the Underlying Shares, (B) in the case of a spin-off event, the share of the Underlying Shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the Underlying Shares continue to be held by the holders receiving such distribution, the Underlying Shares (collectively, the “Exchange Property”), in an amount equal to the Exchange Property delivered with respect to a number of shares of the Underlying Shares equal to the product of (i) the Principal Amount of $1,000 divided by the Conversion Price, as determined on the Trade Date, and (ii) the Adjustment Factor as determined at the time of the Reorganization Event, or, at our sole option, the cash value of such Exchange Property as of the Final Observation Date.

If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

“Exchange Property Value” means (i) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event, and (iii) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each Underlying Share, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property will be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in this offering document to the “Underlying Shares” will be deemed to refer to the Exchange Property and references to a “share” or “shares” will be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the Adjustment Factor will be made up to the close of business on the Final Observation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the Closing Price of the Underlying Shares, including, without limitation, a partial tender or exchange offer for the Underlying Shares.

 The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

 The Calculation Agent will provide information as to any adjustments to the Adjustment Factor or to the method of calculating the amount payable at maturity of the Notes made pursuant to paragraph 5 above upon written request by any investor in the Notes.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the Notes will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Notes, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the Underlying Shares and in futures or options contracts on the Underlying Shares.  Such purchase activity could have increased the price of the Underlying Shares on the Trade Date, and therefore the price at or above which the Underlying Shares must close on the Final Observation Date if not previously called so that you do not suffer a loss on your initial investment in the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Final Observation Date, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares, and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity (if any) if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Notes are contractual financial instruments.  The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes.  The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser or holder of any Notes acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Notes, (B) the purchaser or holder’s investment in the Notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Notes;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Notes and (B) all hedging transactions in connection with our obligations under the Notes;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

We expect to deliver the Notes against payment therefor in New York, New York on August 13, 2014, which will be the third scheduled business day following the Trade Date.

MS & Co. is the agent for this offering.  We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $15 for each Note it sells.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account.  The agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Notes or the Underlying Shares in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.